EXHIBIT 107

CALCULATION OF FILING FEE TABLES

Form F-3
(Form Type)

KWESST MICRO SYSTEMS INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Shares (3)	457(c)	8,497,660	$0.77	$6,543,198.20	$0.0001531	$1,001.76
Fees Previously Paid	--	--	--	--	--	--	--	--
	Total Offering Amounts				--	$6,543,198.20	--	$1,001.76
	Total Fees Previously Paid				--	--	--	--
	Total Fee Offsets				--	--	--	--
	Net Fee Due				--	--	--	$1,001.76

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), there are also being registered such indeterminate number of additional common shares of KWESST Micro Systems Inc. (the "Common Shares") as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act based on the average of the high and low sales price of the Common Shares as reported on the Nasdaq Capital Market on November 13, 2024.

(3) Represents 8,497,660 Common Shares issuable upon exercise of (a) 8,290,400 warrants issued to a certain investor and (b) 207,260 warrants issued to the placement agent, or its designees, as compensation, in each case, held by the selling securityholders named in the registration statement which this filing fee table relates.